EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass
717.339.5085

ACNB CORPORATION
REPORTS 2006 FIRST QUARTER EARNINGS
AND 2006 SECOND QUARTER DIVIDEND

GETTYSBURG, Pa., May 18-ACNB Corporation reported net income of $1,726,000 for the first quarter of 2006, compared to $2,082,000 over the same period for 2005. Net income on a per share basis amounted to $.32 for the first three months of 2006 and was $.38 for the same period in 2005. The most significant component of the Corporation’s total net income is net interest income, which was nearly unchanged at $6.19 million as of March 31, 2006, compared to $6.26 million at March 31, 2005. The Corporation’s interest expense has been increasing at a faster rate than its interest income over the last several quarters, and this trend is expected to continue into 2006. Increasing revenue from insurance sales and trust fees had a positive impact on total net income during the first quarter of 2006.

Dividends paid to shareholders for the first quarter of 2006 totaled $1,142,000, or $.21 per share. This cash dividend of $.21 per share was paid on March 15, 2006, to shareholders of record on March 1, 2006. On May 16, 2006, the Board of Directors approved the 2006 second quarter cash dividend of $.21 per share, which is payable on June 15, 2006, to shareholders of record on June 1, 2006.

Total assets of ACNB Corporation on March 31, 2006, were $965 million—a 3% increase in comparison to March 31, 2005. Deposits rose by 2% over the previous year to $675 million. Total loans

MORE…

ACNB Corporation
Press Release/First Quarter Earnings &
Second Quarter Dividend
May 18, 2006

increased by 15% to $518 million, as compared to March 31, 2005. A 4% increase in shareholders’ equity resulted in an aggregate of $73.6 million on March 31, 2006.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.

In addition to historical information, this report contains forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis, as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q filed by the Corporation. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2006-04
May 18, 2006